UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 17, 2005
(Date of report)

CARACO PHARMACEUTICAL LABORATORIES, LTD.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-24676 (Commission file number)	38-2505723 (I.R.S. employer identification no.)

1150 Elijah McCoy Drive, Detroit, Michigan 48202
(Address of principal executive offices)

(313) 871-8400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

         On November 17, 2005, the Company entered into a one-year, $10 million Credit Agreement with JPMorgan Chase Bank, N.A. Under the Credit Agreement, the lender may make loans and issue letters of credit to the Company for the Company’s working capital needs and general corporate purposes. Letters of credit, if issued, expire one year from their date of issuance, but no later than November 17, 2007. As of November 21, 2005, no amounts have been drawn down under the Credit Agreement. Borrowings are secured by the Company’s receivables, inventory and all proceeds therefrom. Borrowings may be prepaid at any time by the Company. Interest is payable based on a LIBO Rate or an alternate base rate (determined by reference to the prime rate or the federal funds effective rate), as selected by the Company.

         The Credit Agreement contains customary affirmative and negative covenants. Financial covenants include a minimum EBITDA and a fixed charge coverage ratio. The Company may make dividend payments in additional shares of its common stock, or in cash so long as no default exists or would be caused thereby. Liens on the secured collateral, mergers and sales of assets, investments and acquisitions are all either limited or require prior approval of the lender. The Credit Agreement also contains customary events of default such as non-payment, bankruptcy and change of control (excluding stock acquisitions by Sun Pharmaceutical Industries Limited and any of its affiliates).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARACO PHARMACEUTICAL LABORATORIES, LTD.

Date: November 21, 2005	By: /s/ Daniel H. Movens ————————————————— Daniel H. Movens Chief Executive Officer